Exhibit 99.1

RETAIL PROPERTIES OF AMERICA, INC. REPORTS

SECOND QUARTER RESULTS

Oak Brook, IL – August 5, 2013 – Retail Properties of America, Inc. (NYSE: RPAI) today reported financial and operating results for the quarter and six months ended June 30, 2013.

FINANCIAL RESULTS

For the quarter ended June 30, 2013, Retail Properties of America, Inc. reported:

■	Operating Funds From Operations (Operating FFO) of $60.6 million, or $0.26 per share, compared to $51.5 million, or $0.23 per share, for the same period in 2012;
■	Funds From Operations (FFO) of $88.2 million, or $0.38 per share, compared to $70.2 million, or $0.31 per share, for the same period in 2012;
■	Net income attributable to common shareholders of $13.6 million, or $0.06 per share, compared to $17.7 million, or $0.08 per share, for the same period in 2012;
■	Results for the quarter ended June 30, 2013 included $5.5 million of income attributable to settlement proceeds received from the Mervyns bankruptcy.

For the six months ended June 30, 2013, the Company reported:

■	Operating FFO of $112.8 million, or $0.49 per share, compared to $100.8 million, or $0.48 per share, for the same period in 2012;
■	FFO of $131.4 million, or $0.57 per share, compared to $118.6 million, or $0.56 per share, for the same period in 2012;
■	Net income attributable to common shareholders of $9.4 million, or $0.04 per share, compared to $1.4 million, or $0.01 per share, for the same period in 2012;
■	Results for the six months ended June 30, 2013 included $5.5 million of income attributable to settlement proceeds received from the Mervyns bankruptcy, as noted above.

OPERATING RESULTS

For the quarter ended June 30, 2013, the Company’s results for its consolidated portfolio were as follows:

■

1.5% increase in total same store net operating income (NOI) over the comparable period in 2012, based on same store occupancy of 92.1% at June 30, 2013, up 70 basis points from 91.4% at March 31, 2013 and up 160 basis points from 90.5% at June 30, 2012;

■	Total portfolio percent leased, including leases signed but not commenced: 93.4% at June 30, 2013, up 70 basis points from 92.7% at March 31, 2013 and up 180 basis points from 91.6% at June 30, 2012;
■	Retail portfolio percent leased, including leases signed but not commenced: 93.0% at June 30, 2013, up 80 basis points from 92.2% at March 31, 2013 and up 200 basis points from 91.0% at June 30, 2012;
■	1,344,000 square feet of retail leasing transactions, including the Company’s pro rata share of unconsolidated joint ventures, comprised of 257 new and renewal leases; and,

■	Positive comparable cash leasing spreads, including the Company’s pro rata share of unconsolidated joint ventures, of 4.8%.

     Retail Properties of America, Inc.

T: 800.541.7661
www.rpai.com	2021 Spring Road, Suite 200
Oak Brook, IL 60523

“We are pleased to report another solid quarter of financial and operational results, with strong leasing velocity translating into sizable occupancy gains and continued positive releasing spreads,” stated Steve Grimes, president and chief executive officer. “Our sustained focus on small shop leasing resulted in an improvement in our small shop leased rate of 100 basis points during the quarter, which bodes well for our ability to drive NOI growth over the next twelve months.”

INVESTMENT ACTIVITY

During the quarter, asset sales totaled $12.3 million, including the Company’s pro rata share of unconsolidated joint ventures. Dispositions included a non-strategic retail asset for $6.5 million and an outparcel sale for $1.5 million. In addition, the last remaining property in the Hampton joint venture was sold for $4.5 million, of which the Company’s share was $4.3 million. Net proceeds from asset sales, before transaction expenses, were $8.5 million. Subsequent to quarter end, the Company sold a non-core office asset for net proceeds, before transaction expenses, of $11.5 million.

Year-to-date, closed or announced asset sales and earnouts totaled $159.5 million, including the announced sale of the Company’s 20% interest in eight properties to RioCan for $95.5 million. Net proceeds from these asset sales and earnouts, before transaction expenses, will be $60.0 million.

Year-to-date, announced acquisitions totaled $99.9 million, which represents the Company’s acquisition of RioCan’s 80% ownership interest in five properties. The RioCan transaction, including the sale of the Company’s 20% interest in eight properties, is expected to close on October 1, 2013, subject to customary closing conditions.

CAPITAL MARKETS ACTIVITY

Unsecured Credit Facility

During the quarter, the Company closed on a $1 billion amended and restated credit facility (the Facility), increasing total capacity by $350 million. The Facility is comprised of a $450 million unsecured term loan and a $550 million unsecured revolver. The interest rate on the unsecured term loan decreased 55 basis points to LIBOR plus 1.45% per annum and the interest rate on the unsecured revolver decreased 50 basis points to LIBOR plus 1.50% per annum. The improvement in pricing was due to a reduction in the applicable margin across all tiers of the leverage grid, as well as a migration to the lowest tier of the leverage grid. The movement within the leverage grid was the result of a reduction in the capitalization rate used to determine asset value under the Facility, from 7.50% to 7.25%.

The maturity dates on the Facility were extended by over two years, to May 2018 for the unsecured term loan and May 2017 for the unsecured revolver. The Company will have the option to extend the maturity of the unsecured revolver for one additional year to 2018, which it may exercise, subject to continued compliance with the terms of the Facility and the payment of an extension fee of 0.15%, a 10 basis point reduction from the previous facility. The Facility includes an accordion feature that allows the Company to increase the total potential capacity of the Facility up to $1.45 billion, subject to certain conditions.

At-the-Market Equity Program

During the quarter, the Company issued approximately 5.5 million shares of common stock under its at-the-market equity program at an average share price of $15.30, generating net proceeds of $82.8 million. Year-to-date, the Company issued approximately 5.5 million shares of common stock at an average share price of $15.29, generating net proceeds of $83.5 million.

Class B-2 Common Stock Conversion

On April 5, 2013, each share of Class B-2 common stock automatically converted into one share of Class A common stock. The Class B-3 shares of common stock are set to automatically convert on October 7, 2013.

BALANCE SHEET ACTIVITY

As of June 30, 2013, the Company had $2.4 billion of consolidated indebtedness, which resulted in a net debt to adjusted EBITDA ratio of 5.9x, or a net debt and preferred stock to adjusted EBITDA ratio of 6.3x, down from 7.6x as of June 30, 2012. Consolidated indebtedness, as of June 30, 2013, had a weighted average contractual interest rate of 5.31% and a weighted average maturity of 5.2 years.

During the quarter, the Company repaid or received forgiveness for $119.5 million of mortgage loans, excluding amortization, with a weighted average interest rate of 6.40%. In June, the Company settled the University Square mortgage of $26.9 million and $8.6 million of accrued interest for $7.3 million plus a $1.9 million restricted escrow that had been held by the lender, receiving debt forgiveness for the remaining amount outstanding on the mortgage of $19.6 million and the remaining accrued interest balance of $6.7 million, resulting in a gain on debt extinguishment of $26.3 million.

Subsequent to quarter end, the Company repaid an additional $181.0 million of mortgage loans, excluding amortization, with a weighted average interest rate of 6.41%. These repayments included two mortgages that were repaid, with no prepayment penalties, prior to their contractual maturity date: a $56.1 million mortgage with a contractual maturity date of December 1, 2034 and a contractual interest rate of 4.25%, or an in-place interest rate of 6.25% as a result of the hyper-amortization provisions of the loan agreement, and a $102.3 million cross-collateralized mortgage with a contractual maturity date of November 1, 2014 and a contractual interest rate of 7.85%.

“We are pleased with the significant expansion of our credit facility and the opportunistic utilization of our at-the-market equity program,” stated Angela Aman, executive vice president and chief financial officer. “The additional liquidity and balance sheet flexibility that was created during the second quarter position us well for growth going forward.”

GUIDANCE

The Company has updated its 2013 guidance, as detailed below:

	Previous Guidance	Updated Guidance
Operating FFO per share:	$0.88 - $0.92	$0.92 - $0.96
FFO per share:	$0.83 - $0.87	$0.98 - $1.02
Net income attributable to common shareholders per share:	$0.11 - $0.15	$0.15 - $0.19
Same-store NOI growth:	2.0% - 2.5%	2.0% - 2.5%
Disposition Activity:	$400 - $500 million	$400 - $500 million
Acquisition Activity:	$100 - $200 million	$100 - $200 million

DIVIDEND

On July 30, 2013, the Company’s Board of Directors declared the third quarter 2013 Series A preferred stock distribution of $0.4375 per preferred share, for the period beginning July 1, 2013, which will be paid on September 30, 2013, to preferred shareholders of record on September 19, 2013.

On July 30, 2013, the Company’s Board of Directors also declared the third quarter 2013 quarterly cash dividend of $0.165625 per share on all classes of outstanding common stock of RPAI. The common dividend will be paid on October 10, 2013, to common shareholders of record on September 27, 2013.

WEBCAST AND SUPPLEMENTAL INFORMATION

Retail Properties of America’s management team will hold a webcast, on Tuesday, August 6, 2013 at 11:00 AM EDT, to discuss its quarterly financial results and operating performance, business highlights and outlook. In addition, the Company may discuss business and financial developments and trends and other matters affecting the Company, some of which may not have been previously disclosed.

A live webcast will be available online on the Company’s website at www.rpai.com in the Investor Relations section. The conference call can be accessed by dialing (877) 705-6003 or (201) 493-6725 for international participants. Please dial in at least ten minutes prior to the start of the call to register.

A replay of the webcast will be available. To listen to the replay, please go to www.rpai.com in the Investor Relations section of the website and follow the instructions. A replay of the call will be available from 2:00 PM EDT on August 6, 2013, until midnight EDT on August 20, 2013. The replay can be accessed by dialing (877) 870-5176 or (858) 384-5517 for international callers, and enter pin number 416492.

The Company has also posted supplemental financial and operating information and other data in the Investor Relations section of its website.

ABOUT RPAI

Retail Properties of America, Inc. is a fully integrated, self-administered and self-managed real estate investment trust that owns and operates high quality, strategically located shopping centers across 35 states. The Company is one of the largest owners and operators of shopping centers in the United States. The Company is publicly traded on the New York Stock Exchange under the ticker symbol RPAI. Additional information about the Company is available at www.rpai.com.

SAFE HARBOR LANGUAGE

The statements and certain other information contained in this press release, which can be identified by the use of forward-looking terminology such as “may,” “expect,” “continue,” “remains,” “intend,” “aim,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby.  These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that such plans, intentions, expectations or strategies will be attained or achieved. Furthermore, these forward-looking statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties could cause actual results to differ materially from those projected.  These uncertainties include, but are not limited to, general economic, business and financial conditions, changes in the Company’s industry and changes in the real estate markets in particular, market demand for and pricing of the Company’s common and preferred stock, general volatility of the capital and credit markets, competitive and cost factors, the ability of the Company to enter into new leases or renew leases on favorable terms, defaults on, early terminations of or non-renewal of leases by tenants, bankruptcy or insolvency of a major tenant or a significant number of smaller tenants, the effects of declining real estate valuations and impairment charges on the Company’s operating results, increased interest rates and operating costs, decreased rental rates or increased vacancy rates, the uncertainties of real estate acquisitions, dispositions and redevelopment activity, satisfaction of closing conditions to the pending transactions described herein, the Company’s failure to successfully execute its non-core disposition program and capital recycling efforts, the Company’s ability to create long-term shareholder value, the Company’s ability to manage its growth effectively, the availability, terms and deployment of capital, regulatory changes and other risk factors, including those detailed in the sections of the Company’s most recent Forms 10-K and 10-Q filed with the SEC titled “Risk Factors”. We assume no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

NON-GAAP FINANCIAL MEASURES

As defined by the National Association of Real Estate Investment Trusts (NAREIT), an industry trade group, FFO means net income (loss) computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of depreciable investment properties, plus depreciation and amortization and impairment charges on depreciable investment properties, including amounts from continuing and discontinued operations, as well as adjustments for unconsolidated joint ventures in which the Company holds an interest. The Company has adopted the NAREIT definition in its computation of FFO and believes that FFO, which is a non-GAAP performance measure, provides an additional and useful means to assess the operating performance of REITs. The Company believes that, subject to the following limitations, FFO provides a basis for comparing the Company’s performance and operations to those of other REITs. Depreciation and amortization related to investment properties for purposes of calculating FFO includes a portion of loss on lease terminations encompassing the write-off of tenant-related assets, including tenant improvements and in-place lease values, as a result of early lease terminations.

The Company also reports Operating FFO, which is defined as FFO excluding the impact to earnings from the early extinguishment of debt and other items as denoted within the calculation. Management considers Operating FFO a meaningful, additional measure of operating performance primarily because it excludes the effects of transactions and other events which management does not consider representative of the operating results of the Company’s core business platform. Neither FFO nor Operating FFO represent alternatives to “Net Income” as an indicator of the Company’s performance, and “Cash Flows from Operating Activities” as determined by GAAP as a measure of the Company’s capacity to fund cash needs, including the payment of dividends. Further, comparison of the Company’s presentation of Operating FFO to similarly titled measures for other REITs may not necessarily be meaningful due to possible differences in definition and application by such REITs.

The Company also reports same store NOI.  The Company defines NOI as operating revenues (rental income, tenant recovery income, other property income, excluding straight-line rental income, amortization of lease inducements and amortization of acquired above and below market lease intangibles) less property operating expenses (real estate tax expense and property operating expense, excluding straight-line ground rent expense and straight-line bad debt expense). Same Store NOI represents NOI from our same store portfolio consisting of 238 operating properties acquired or placed in service prior to January 1, 2012, except for the one operating property that was classified as held for sale as of June 30, 2013, which is accounted for within discontinued operations. NOI from Other Investment Properties represents NOI primarily from our development properties, one former development property that was not classified within our operating property portfolio for both periods presented and University Square due to the continued exploration of strategic alternatives for this property. NOI consists of the sum of Same Store NOI and NOI from Other Investment Properties. We believe that NOI, Same Store NOI, and NOI from Other Investment Properties are useful measures of our operating performance. Other REITs may use different methodologies for calculating these metrics, and accordingly, our NOI metrics may not be comparable to other REITs. We believe that these metrics provide an operating perspective not immediately apparent from GAAP operating income or net income (loss) attributable to common shareholders. We use these metrics to evaluate our performance on a property-by-property basis because these measures allow management to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on our operating results. However, these measures should only be used as an alternative measure of our financial performance.

Adjusted EBITDA represents net income (loss) attributable to common shareholders before interest, income taxes, depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing performance. We believe that Adjusted EBITDA is useful because it allows investors and management to evaluate and compare our performance from period to period in a meaningful and consistent manner in addition to standard financial measurements under GAAP. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income (loss) attributable to common shareholders, as an indicator of operating performance or any measure of performance derived in accordance with GAAP. Our calculation of Adjusted EBITDA may be different from the calculation used by other companies and, accordingly, comparability may be limited.

Net Debt to Adjusted EBITDA represents (i) our total debt less cash and cash equivalents divided by (ii) Adjusted EBITDA for the prior three months, annualized. We believe that this ratio is useful because it provides investors with information regarding total debt net of cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Adjusted EBITDA.

Net Debt and Preferred Stock to Adjusted EBITDA represents (i) our total debt, plus preferred stock, less cash and cash equivalents divided by (ii) Adjusted EBITDA for the prior three months, annualized. We believe that this ratio is useful because it provides investors with information regarding total debt and preferred stock, net of cash and cash equivalents, which could be used to repay debt, compared to our performance as measured using Adjusted EBITDA.

CONTACT INFORMATION

Michael Fitzmaurice, VP - Finance

Retail Properties of America, Inc.

630.634.4233

Retail Properties of America, Inc.

Condensed Consolidated Balance Sheets

(amounts in thousands, except par value amounts)

(unaudited)

	June 30,	December 31,
	2013	2012
Assets
Investment properties:
Land	$1,199,025	$1,209,523
Building and other improvements	4,665,617	4,703,859
Developments in progress	49,988	49,496
	5,914,630	5,962,878
Less accumulated depreciation	(1,349,165)	(1,275,787)
Net investment properties	4,565,465	4,687,091

Cash and cash equivalents	73,575	138,069
Investment in unconsolidated joint ventures	52,691	56,872
Accounts and notes receivable (net of allowances of $8,032 and $6,452, respectively)	78,463	85,431
Acquired lease intangibles, net	107,653	125,706
Assets associated with investment properties held for sale	14,917	8,922
Other assets, net	127,644	135,336
Total assets	$5,020,408	$5,237,427

Liabilities and Equity
Liabilities:
Mortgages and notes payable, net (includes unamortized discount of $(1,236) and $(1,492), respectively)	$1,915,120	$2,212,089
Credit facility	470,000	380,000
Accounts payable and accrued expenses	58,323	73,983
Distributions payable	41,493	38,200
Acquired below market lease intangibles, net	72,408	74,648
Liabilities associated with investment properties held for sale	1,566	60
Other liabilities	69,092	82,694
Total liabilities	2,628,002	2,861,674

Commitments and contingencies

Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized
7.00% Series A cumulative redeemable preferred stock, 5,400 shares issued and outstanding at June 30, 2013 and December 31, 2012; liquidation preference $135,000	5	5
Class A common stock, $0.001 par value, 475,000 shares authorized, 187,741 and 133,606 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	187	133
Class B-2 common stock, $0.001 par value, 55,000 shares authorized, 0 and 48,518 shares issued and outstanding at June 30, 2013 and December 31, 2012, respectively	-	49
Class B-3 common stock, $0.001 par value, 55,000 shares authorized, 48,519 shares issued and outstanding at June 30, 2013 and December 31, 2012	49	49
Additional paid-in capital	4,919,162	4,835,370
Accumulated distributions in excess of earnings	(2,528,338)	(2,460,093)
Accumulated other comprehensive loss	(153)	(1,254)
Total shareholders’ equity	2,390,912	2,374,259
Noncontrolling interests	1,494	1,494
Total equity	2,392,406	2,375,753
Total liabilities and equity	$5,020,408	$5,237,427

Retail Properties of America, Inc.

Condensed Consolidated Statements of Operations

(amounts in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Rental income	$112,688	$111,558	$225,705	$223,880
Tenant recovery income	25,308	24,622	50,211	52,448
Other property income	2,467	2,807	5,013	5,545
Total revenues	140,463	138,987	280,929	281,873

Expenses:
Property operating expenses	22,801	22,945	46,851	47,266
Real estate taxes	18,592	18,764	37,023	37,881
Depreciation and amortization	62,950	54,085	117,306	108,316
Provision for impairment of investment properties	9,176	1,323	9,176	1,323
Loss on lease terminations	381	1,174	592	4,860
General and administrative expenses	8,288	6,543	16,343	11,464
Total expenses	122,188	104,834	227,291	211,110

Operating income	18,275	34,153	53,638	70,763

Gain on extinguishment of debt	26,331	-	26,331	3,879
Equity in loss of unconsolidated joint ventures, net	(461)	(1,286)	(862)	(3,604)
Interest expense	(35,824)	(36,906)	(82,951)	(87,928)
Co-venture obligation expense	-	(397)	-	(3,300)
Recognized gain on marketable securities	-	7,265	-	7,265
Other income, net	2,085	3,113	3,161	453
Income (loss) from continuing operations	10,406	5,942	(683)	(12,472)

Discontinued operations:
Income, net	5,151	564	5,187	1,096
Gain on sales of investment properties	21	6,847	1,935	7,762
Income from discontinued operations	5,172	7,411	7,122	8,858
Gain on sales of investment properties	393	4,323	7,652	5,002
Net income	15,971	17,676	14,091	1,388
Net income attributable to the Company	15,971	17,676	14,091	1,388
Preferred stock dividends	(2,363)	-	(4,725)	-
Net income attributable to common shareholders	$13,608	$17,676	$9,366	$1,388

Earnings (loss) per common share - basic and diluted
Continuing operations	$0.04	$0.05	$0.01	$(0.04)
Discontinued operations	0.02	0.03	0.03	0.05
Net income per common share attributable to common shareholders	$0.06	$0.08	$0.04	$0.01

Weighted average number of common shares outstanding - basic	233,624	226,543	232,117	210,331

Weighted average number of common shares outstanding - diluted	233,627	226,543	232,120	210,331

Retail Properties of America, Inc.

Funds From Operations (FFO) and Operating FFO (a)

(amounts in thousands, except per share amounts and percentages)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

Net income attributable to common shareholders	$13,608	$17,676	$9,366	$1,388
Depreciation and amortization	65,753	62,156	123,126	127,381
Provision for impairment of investment properties	9,238	1,498	9,462	2,553
Gain on sales of investment properties	(414)	(11,170)	(10,564)	(12,764)
FFO	$88,185	$70,160	$131,390	$118,558

FFO per common share outstanding	$0.38	$0.31	$0.57	$0.56

FFO	$88,185	$70,160	$131,390	$118,558
Impact on earnings from the early extinguishment of debt, net	(26,483)	(9,900)	(19,150)	(13,749)
Recognized gain on marketable securities	-	(7,265)	-	(7,265)
Joint venture investment impairment	134	-	1,834	-
Excise tax accrual	-	-	-	4,594
Provision for hedge ineffectiveness	(1,085)	155	(932)	310
Other	(150)	(1,627)	(350)	(1,627)
Operating FFO	$60,601	$51,523	$112,792	$100,821

Operating FFO per common share outstanding	$0.26	$0.23	$0.49	$0.48

(a)         Includes amounts from discontinued operations and our pro rata share from our unconsolidated joint ventures.

Retail Properties of America, Inc.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands)

Reconciliation of Net Income Attributable to Common Shareholders to NOI

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenues:
Same store investment properties (238 properties):
Rental income	$111,404	$109,551	$223,435	$219,777
Tenant recovery income	25,050	24,825	49,632	52,073
Other property income	2,370	2,584	4,855	5,245
Other investment properties:
Rental income	1,446	1,491	2,911	2,741
Tenant recovery income	258	(203)	579	375
Other property income	97	223	158	300
Expenses:
Same store investment properties (238 properties):
Property operating expenses	(21,404)	(21,529)	(43,784)	(44,570)
Real estate taxes	(17,651)	(17,098)	(35,242)	(35,451)
Other investment properties:
Property operating expenses	(503)	(506)	(1,266)	(870)
Real estate taxes	(941)	(1,666)	(1,781)	(2,430)

Net operating income:
Same store investment properties	99,769	98,333	198,896	197,074
Other investment properties	357	(661)	601	116
Total net operating income	100,126	97,672	199,497	197,190

Other (expense) income:
Straight-line rental income, net	(297)	176	(961)	511
Amortization of acquired above and below market lease intangibles, net	222	356	487	879
Amortization of lease inducements	(87)	(16)	(167)	(28)
Straight-line ground rent expense	(894)	(910)	(1,801)	(1,826)
Depreciation and amortization	(62,950)	(54,085)	(117,306)	(108,316)
Provision for impairment of investment properties	(9,176)	(1,323)	(9,176)	(1,323)
Loss on lease terminations	(381)	(1,174)	(592)	(4,860)
General and administrative expenses	(8,288)	(6,543)	(16,343)	(11,464)
Gain on extinguishment of debt	26,331	-	26,331	3,879
Equity in loss of unconsolidated joint ventures, net	(461)	(1,286)	(862)	(3,604)
Interest expense	(35,824)	(36,906)	(82,951)	(87,928)
Co-venture obligation expense	-	(397)	-	(3,300)
Recognized gain on marketable securities	-	7,265	-	7,265
Other income, net	2,085	3,113	3,161	453
Total other expense	(89,720)	(91,730)	(200,180)	(209,662)

Income (loss) from continuing operations	10,406	5,942	(683)	(12,472)

Discontinued operations:
Income, net	5,151	564	5,187	1,096
Gain on sales of investment properties	21	6,847	1,935	7,762
Income from discontinued operations	5,172	7,411	7,122	8,858
Gain on sales of investment properties	393	4,323	7,652	5,002
Net income	15,971	17,676	14,091	1,388
Net income attributable to the Company	15,971	17,676	14,091	1,388
Preferred stock dividends	(2,363)	-	(4,725)	-
Net income attributable to common shareholders	$13,608	$17,676	$9,366	$1,388

Retail Properties of America, Inc.

Reconciliation of Non-GAAP Financial Measures

(amounts in thousands)

Reconciliation of Net Income Attributable to Common Shareholders to Adjusted EBITDA

	Three Months Ended
	June 30, 2013	December 31, 2012

Net income attributable to common shareholders	$13,608	$13,854
Preferred stock dividends	2,363	263
Interest expense	35,824	43,190
Interest expense (discontinued operations)	-	1,654
Depreciation and amortization	62,950	54,279
Depreciation and amortization (discontinued operations)	50	1,137
Gain on sales of investment properties	(393)	(1,191)
Gain on sales of investment properties (discontinued operations)	(21)	(13,623)
Gain on extinguishment of debt	(26,331)	-
Loss on lease terminations (a)	479	458
Joint venture investment impairment	134	-
Provision for impairment of investment properties	9,176	-
Provision for impairment of investment properties (discontinued operations)	-	2,352
Recognized gain on marketable securities	-	(9,467)
Adjusted EBITDA	$97,839	$92,906
Annualized	$391,356	$371,624

Reconciliation of Debt to Total Net Debt and Net Debt and Preferred Stock

	June 30,		December 31,
	2013		2012

Total consolidated debt	$2,385,120		$2,592,089
Less: consolidated cash and cash equivalents	(73,575)		(138,069)
Net debt	2,311,545		2,454,020
Preferred stock	135,000		135,000
Net debt and preferred stock	2,446,545		2,589,020
Net Debt to Adjusted EBITDA	5.9	x	6.6	x
Net Debt and Preferred Stock to Adjusted EBITDA	6.3	x	7.0	x

FFO and Operating FFO Guidance (b)

	Per Share Guidance Range
	Full Year 2013
	Low	High

Net income attributable to common shareholders	$0.15	$0.19
Depreciation and amortization	0.99	0.99
Provision for impairment of investment properties	0.04	0.04
Gain on sales of investment properties	(0.20)	(0.20)
FFO	$0.98	$1.02

Impact on earnings from the early extinguishment of debt, net	(0.06)	(0.06)
Joint venture investment impairment	0.01	0.01
Provision for hedge ineffectiveness	-	-
Other	(0.01)	(0.01)
Operating FFO	$0.92	$0.96

(a)         Loss on lease terminations in the EBITDA reconciliation above excludes the write-off of tenant-related above and below market lease intangibles and lease inducements that are otherwise included in “Loss on lease terminations” in the condensed consolidated statements of operations.

(b)         Includes amounts from discontinued operations and our pro rata share from our unconsolidated joint ventures.